INTERNATIONAL OIL & GAS, INC.

           SUITE 600 - 16633 NORTH DALLAS PARKWAY, DALLAS, TEXAS 75001
                     PH: 972.588.3385  FX: 972.588.3386
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February 13, 2003

GoEnergy, Inc.
Suite 2300,
1066 West Hastings St.
Vancouver, B.C.
V6E 3X2

BY FAX: 604.681.1118
                                     Re:  Farmout Agreement
                                          Hood County, Texas

                                          Demand Promissory Note
                                          Dated March 31, 2002

Gentlemen:


Per the terms of our agreement dated March 10, 2002 and the Demand Promissory Note dated March 31, 2002. Please be advised that GoEnergy, Inc. (the "Borrower") is required under the terms of the Note to make payment of $5000.00 in lawful US money on or before October 31, 2002.

International  Oil  & Gas, Inc.   (the "Lender)  hereby  notifies  GoEnergy  in
consideration of the payment due of $5000.00 in lawful US money and an additional payment of $2500.00 in lawful US money to amend and extend
Section 2 ("Well") of the agreement from "On or before October 31, 2002" to 'On or before February 15, 2004."

The Lender hereby reserves all of the other rights, title and interest in and to the Promissory note specific to the other terms of payment as it relates to the Farmout agreement and any amendments thereto.


Yours truly,

INTERNATIONAL OIL & GAS, INC.



James Michael Stewart
President, CEO